Exhibit 99.1
Atari, Inc. 417 Fifth Avenue New York, NY 10016 www.atari.com

Contact:	Ryan Barr Atari, Inc 212-726-6996 Ryan.Barr@atari.com

ATARI OUTLINES FIRST PHASES OF STRATEGIC PLAN

— Company Reports Fiscal 2005 Third Quarter and Nine-Month Financial Results —

— Net Revenue, Net Income and Earnings Per Share In Line With Previous Guidance —

NEW YORK – February 9, 2005 – Atari, Inc. (Nasdaq: ATAR), a leader in interactive entertainment, today announced financial results for the fiscal 2005 third quarter and nine-month period ended December 31, 2004, and outlined the first phases of its strategic plan since the installation of its new President and Chief Executive Officer, Jim Caparro, at the end of November 2004.

“Over the course of the last eight weeks, we’ve done an in-depth analysis of all aspects of our Company, realistically assessing our organizational complexity, identifying a multitude of untapped opportunities, and mapping out the strategy for realizing our primary objectives: to strengthen Atari’s competitive position in the marketplace and enhance shareholder value,” said Mr. Caparro. “In a short time, we’ve begun taking aggressive steps to address structural, operational and financial issues which we anticipate will better position the Company.”

Mr. Caparro stated, “Leading Atari’s structural changes and driving its new strategic mandate will be a complete transformation of the senior management team and a realignment of responsibilities in order to bring greater focus and establish stricter procedures and practices throughout all of the Company’s operations. The team has been strengthened and deepened by the recent addition of senior executives, including a new Chief Financial Officer with significant financial expertise and experience to provide the Company with improved fiscal discipline, and help address the financial and structural realities of, and evaluate alternatives for, Atari.

“Operationally, we’ve initiated a complete redirection of our product portfolio, giving our focus and resources to those intellectual properties that — based on market trends, consumer base growth, and emerging technologies — have the greatest potential to deliver a significant return on investment,” continued Mr. Caparro. “As part of this redirection, we’re assessing the continued value that certain non-core assets bring to the Company, and anticipate divestitures that will further focus our product mix and strengthen our balance sheet.”

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The Company has made decisions which reflect its commitment to redefine its cost structure with a stronger emphasis on product development and marketing, while reducing general and administrative expenses. The Company has elected to close its publishing studios located in Santa Monica, CA and Beverly, MA, and will relocate the functions handled by those studios to Atari’s corporate headquarters in New York. The Company anticipates that these closures, recent senior management changes and potential divestitures will result in a reduction in annualized general and administrative expenses. The Company expects it will take a restructuring reserve during the 2005 fiscal fourth quarter to reflect severance packages, lease obligations and other related items.

Mr. Caparro continued, “We are extremely optimistic about Atari’s future, while also being realistic about the challenges that lay ahead. We’ve begun to evaluate and execute several strategic initiatives that mark the first steps towards simplifying Atari’s global operations. Additionally, we believe there is enormous potential to unlock and create added value between Atari and its majority shareholder, Infogrames Entertainment, SA.”

Net revenue for the third quarter ended December 31, 2004, was $161.8 million compared to $190.6 million in the comparable year-earlier period. Publishing net revenue was $143.3 million compared to $174.4 million in the prior December quarter, while distribution revenue was $18.5 million compared to $16.2 million in the comparable year-earlier quarter. Decreased revenue for the period was attributable to a lower number of titles released in the quarter, strong competition and a shortage of console hardware in the marketplace . Top-selling titles for the quarter included, Atari Anthology (PS2 and Xbox), Dragon Ball Z: Budokai 3 (PS2), Pirates! (PC), RollerCoaster Tycoon 3 (PC) and the Company’s            stand-alone, plug-and-play Atari Flashback Classic Game Console .

Net income for the quarter was $19.6 million, or $0.16 per share, compared with $23.0 million, or $0.19 per share, in the year-earlier period.

Net revenue for the nine-month period ended December 31, 2004, was $343.4 million versus $402.5 million in the comparable year-earlier period. Publishing net revenue was $301.0 million versus $355.0 million in the prior nine-month period, while distribution revenue was $42.4 million versus $47.5 million in the comparable year-earlier period. Net income for the nine-month period was $14.8 million, or $0.12 per share, compared to $18.1 million, or $0.20 per share, in the year-earlier period, before a $39.4 million, or $0.44 per share, one-time non-cash dividend relating to the Company’s September 2003 recapitalization and public offering. Including the $39.4 million dividend, loss attributable to common shareholders for the nine-months ended December 31, 2003, was $21.3 million, or a loss of $0.24 per share.

Atari’s product lineup for the remainder of fiscal 2005 and its preliminary fiscal 2006 lineup is expected to include the following new releases:

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•	For the fourth quarter ending March 31, 2005: Act of War: Direct Action (PC), Backyard Baseball 2006 (GBA), Dragon Ball Z: Sagas (PS2, Xbox and GameCube), DRIV3R (PC), and Retro Atari Classics (DS).

•	For Fiscal 2006 ending March 31, 2006: Pirates! (Xbox), Boiling Point (PC), Dragon Ball GT: Transformation (GBA), Dragonshard (PC), Dungeons & Dragons Online (PC), Marc Ecko’s Getting Up: Contents Under Pressure (PS2), RollerCoaster Tycoon 3: Soaked (PC), Timeshift (PC, Xbox), Tycoon City: New York (PC) among others.

Primarily as a result of the negative affect of the console hardware shortage in the holiday season, an unusually competitive fiscal fourth quarter retail environment, and delays in product development which resulted in new management’s decisions to move release dates, the Company is revising its 2005 fiscal fourth quarter and year-end guidance. Product rollout initiatives undertaken include: 1) a reduction of Flashback expectations based on retailers’ demand for an accelerated launch of a newly configured plug-and-play product in the early summer; 2) holding the release of Dragon Ball Z: Sagas until the last week of the 2005 fiscal fourth quarter to ensure a high-quality product, and maximum marketing support; and 3) moving Dragonshard and Boiling Point to fiscal 2006 to maximize each title’s revenue potential.

For the 2005 fiscal fourth quarter ending March 31, 2005, Atari anticipates net revenue in the range of $70 million to $80 million. The Company expects to report a net loss in the range of breakeven to $10 million, or $0.00 to $0.08 per share, prior to any restructuring charges associated with, among other things, the closing of offices in Santa Monica, CA and Beverly, MA.

For the fiscal year ending March 31, 2005, Atari anticipates full-year net revenue in the range of $413 million to $423 million. The Company anticipates net income to be in the range of $4 million to $15 million, or $0.03 to $0.12 per share, prior to any restructuring charges.

Atari will host a teleconference with a simultaneous webcast at 4:45 p.m. Eastern Time today to discuss the Company’s third quarter and nine-month results. To access the teleconference, please dial 1-800-706-7741 (domestic) or 1-617-614-3471 (international), access code 50019468, or listen to it live via the Internet by accessing the Company’s Web site (www.atari.com). For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site or by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), playback access code 14529120, beginning approximately one hour after the conclusion of the call and available through February 14, 2005.

About Atari
New York-based Atari, Inc. (Nasdaq: ATAR) develops interactive games for all platforms and is one of the largest third-party publishers of interactive entertainment software in the U.S. The Company’s 1,000+ titles include hard-core, genre-defining games such as DRIV3R™, Enter the Matrix™, Neverwinter Nights™, Stuntman™, Test Drive®, Unreal® Tournament 2004, and Unreal® Championship; and mass-market and children’s games such as Backyard Sports™, Nickelodeon’s Blue’s Clues™ and Dora the Explorer™, Dragon Ball Z® and RollerCoaster Tycoon®. Atari, Inc. is a majority-owned subsidiary of France-based Infogrames Entertainment SA (Euronext – ISIN: FR-0000052573), the largest interactive games publisher in Europe. For more information, visit www.atari.com.

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Safe Harbor Statement
With the exception of the historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management’s current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may vary materially from those expressed or implied by the statements herein. Some of the factors which could cause our results to differ materially include the following: the loss of key customers, such as Wal-Mart, Best Buy and Target; fluctuations in the Company’s quarterly net revenues and results of operations based on the seasonality of our industry; delays in product development and related product release schedules; maintaining relationships with leading independent video game software developers; adapting to the rapidly changing industry technology, including new console technology; maintaining or acquiring licenses to intellectual property; the termination or modification of our agreements with hardware manufacturers; and other factors described in our SEC filings, including our Annual Report on Form 10-K for the year ended March 31, 2004 and our quarterly reports on Form 10-Q.

The Company undertakes no duty to update any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.

(Tables to Follow)

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ATARI, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended December 31,		Ended December 31,
	2003	2004	2003	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenues	$190,607	$161,759	$402,540	$343,446
Cost of goods sold	93,916	89,638	202,712	182,519

Gross profit	96,691	72,121	199,828	160,927
Selling and distribution expenses	37,339	20,553	71,270	53,560
General and administrative expenses	8,067	10,155	25,377	28,311
Research and development	26,928	18,462	72,734	54,508
Gain on sale of development project to a related party	(3,744)	—	(3,744)	—
Depreciation and amortization	2,811	3,053	6,757	8,434

Operating income	25,290	19,898	27,434	16,114
Interest (expense) income, net	(453)	94	(7,215)	(608)
Other (expense) income	(1,737)	(10)	(2,077)	23

Income before provision for income taxes	23,100	19,982	18,142	15,529
Provision for income taxes	81	376	63	758

Net income	$23,019	$19,606	$18,079	$14,771
Dividend to parent	—	—	(39,351)	-

Income (loss) attributable to common stockholders	$23,019	$19,606	$(21,272)	$14,771

Basic and diluted income (loss) attributable to common stockholders per share	$0.19	$0.16	$(0.24)	$0.12

Basic weighted average shares outstanding	121,170	121,283	88,981	121,269

Diluted weighted average shares outstanding	121,325	121,376	88,981	121,412

ATARI, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2004	2004
		(unaudited)
ASSETS
Current assets:
Cash	$9,621	$14,710
Receivables, net	37,707	78,782
Inventories, net	27,520	28,622
Income taxes receivable	2,320	1,514
Due from related parties	4,175	1,007
Prepaid expenses and other current assets	12,465	14,965
Related party notes receivable	8,571	20,830

Total current assets	102,379	160,430
Property and equipment, net	13,267	9,661
Goodwill, net of accumulated amortization of $26,116 in both periods	70,224	70,224
Other intangible assets, net of accumulated amortization of $1,294 and $1,800, at March 31, 2004 and December 31, 2004, respectively	1,406	900
Other assets	6,680	9,026

Total assets	$193,956	$250,241

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,837	$43,355
Accrued liabilities	15,886	32,831
Royalties payable	14,481	20,048
Income taxes payable	450	1,089
Short-term deferred income	2,107	77
Due to related parties	6,704	22,368

Total current liabilities	77,465	119,768
Deferred income	555	497
Other long-term liabilities	873	880

Total liabilities	78,893	121,145

Commitments and contingencies Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value, 300,000 shares authorized, 121,231 and 121,295 shares issued and outstanding at March 31, 2004 and December 31, 2004, respectively	1,212	1,213
Additional paid-in capital	735,964	736,190
Accumulated deficit	(625,436)	(610,665)
Accumulated other comprehensive income	3,323	2,358

Total stockholders’ equity	115,063	129,096

Total liabilities and stockholders’ equity	$193,956	$250,241

Supplemental Table

	Three Months Ended
	December 31,
	2003	2004
Publishing Revenue Mix
PC	27.9%	30.9%
PlayStation 2	40.5%	38.3%
PlayStation	1.3%	0.7%
Xbox	8.7%	4.6%
GameBoy	16.5%	12.2%
GameCube	5.1%	3.7%
Plug-and-Play	0.0%	9.6%

Supplemental Table

	Nine Months Ended
	December 31,
	2003	2004
Publishing Revenue Mix
PC	27.1%	25.7%
PlayStation 2	36.3%	40.6%
PlayStation	2.9%	1.1%
Xbox	13.3%	11.4%
GameBoy	12.9%	13.3%
GameCube	7.5%	3.2%
Plug-and-Play	0.0%	4.7%